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                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF
                       MOBLEY ENVIRONMENTAL SERVICES, INC.
                                       AT
                               $.25 NET PER SHARE
                                       BY
                               GAP CAPITAL, L.L.C.
                             ROGER J. PIPES, MANAGER

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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
      12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999, UNLESS
                             THE OFFER IS EXTENDED.
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                                                                   July 13, 1999

To Brokers, Dealers, Banks,
  Trust Companies and Other Nominees:

         We are enclosing the materials listed below in connection with the offer by GAP Capital, L.L.C., a Texas limited company (the "Purchaser"), to purchase all outstanding shares of Class A common stock, par value $.01 per share (the "Class A Shares"), of Mobley Environmental Services, Inc., a Delaware corporation (the "Company"), at $.25 per Class A Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 11, 1999 (the "Offer to Purchase"), the Supplement to the Offer to Purchase dated July 13, 1999 (the "Supplement") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

         Please furnish copies of the enclosed materials to those of your clients for whom you hold Class A Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

         1.       Supplement;

         2. Amended Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

         3. An amended printed form of letter that may be sent to your clients for whose account you hold Class A Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

         4.       Amended Notice of Guaranteed Delivery;

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6.       Return envelope addressed to the Depositary.

         WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999, UNLESS EXTENDED.

         The Board of Directors of the Company has unanimously approved the Offer and determined that the Offer is fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender their Class A Shares.

         The Offer is being made pursuant to the Tender Offer Agreement dated as of June 4, 1999 (the "Tender Offer Agreement"), among the Purchaser and the Company pursuant to which, following the consummation of the Offer and

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the satisfaction or waiver of conditions, the Purchaser shall be entitled to designate a certain number of directors on the Company's Board of Directors, depending on the number of Class A Shares the Purchaser acquires pursuant to the Offer, as more fully described in the Offer to Purchase.

         In order to accept the Offer, a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined the Offer to Purchase) in connection with a book-entry delivery of shares, and any other required documents should be sent to the Depositary and either Class A Share certificates representing the tendered Class A Shares should be delivered to the Depositary, or such Class A Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in Section 2 of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         If holders of Class A Shares wish to tender, but it is impracticable for them to forward their Class A Share certificates or other required documents on or prior to the Expiration Date or comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

         The Purchaser will not pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Class A Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

         Questions and requests for additional copies of the enclosed material may be directed to the Purchaser at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                       Very truly yours,



                                       GAP CAPITAL, L.L.C.


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.



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